Exhibit 99.1
NEWS
RELEASE
FOR IMMEDIATE RELEASE
CONTACT: Chris Mathis
(512) 434-3766
TEMPLE-INLAND INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2007 RESULTS
     AUSTIN, TEXAS, February 6, 2008—Temple-Inland Inc. today reported fourth quarter 2007 net income of $1.165 billion, or $10.76 per diluted share, compared with fourth quarter 2006 net income of $103 million, or $0.96 per diluted share, and third quarter 2007 net income of $36 million, or $0.33 per diluted share.
     Results for fourth quarter 2007 include special net after-tax income of $1.139 billion, or $10.53 per diluted share, including after-tax income of $1.208 billion related to the completion of our transformation plan and after-tax charges of $69 million related to a previously-announced facility closure and litigation settlements. As reflected in the table below, net income per diluted share, excluding special items for fourth quarter 2007 was $0.23 per share, compared with $0.34 per share in fourth quarter 2006, and $0.17 per share in third quarter 2007.

	Fourth Quarter		Third Quarter
	2007	2006	2007
Net income per dil. share as reported	$10.76	$0.96	$0.33

Adjustment for special items	(10.53)	(0.62)	(.16)

Net income per diluted share, Excluding special items	$0.23	$0.34	$0.17

Average shares outstanding – diluted (in millions)	108.2	107.8	107.8
     For the year, net income was $1.305 billion, or $12.08 per diluted share, including special net after-tax income of $1.225 billion, or $11.34 per diluted share, primarily related to the effects of our transformation plan, litigation settlements and a facility closure. This compares with 2006 net income of $468 million, or $4.22 per diluted share including special net after-tax items of $288 million, or $2.59 per diluted share, primarily related to the effects of our transformation plan and a tax litigation settlement. Net income per diluted share excluding special items was $0.74 in 2007 compared with $1.63 in 2006. At year end 2007, common shares outstanding were 106.1 million.

	Year
	2007	2006
Net income per diluted share as reported	$12.08	$4.22

Adjustment for special items	(11.34)	(2.59)

Net income per diluted share, excluding special items	$0.74	$1.63

Average shares outstanding – diluted	108.1	110.8
(in millions)
Corrugated Packaging

	4th Qtr.	4th Qtr.	3rd Qtr.	Year	Year
Segment Operating Income	2007	2006	2007	2007	2006
($ in Millions)	$75	$72	$70	$287	$255
     Corrugated Packaging operating income increased to $287 million in 2007 compared with $255 million in 2006.
     Corrugated Packaging operating income improved in fourth quarter 2007 compared with fourth quarter 2006, principally due to higher box prices and shipments, which were partially offset by higher costs for recycled fiber, energy, and freight. Operating income was up in fourth quarter 2007 compared with third quarter 2007 due to higher corrugated container prices, which were partially offset by scheduled maintenance downtime, seasonally lower box shipments and increased costs for energy, freight and fiber.
     On a volume per workday basis, shipments for fourth quarter 2007 were up 2% compared with fourth quarter 2006 and flat compared with third quarter 2007. On an actual basis, box shipments for fourth quarter 2007 were up 4% compared with fourth quarter 2006 and down 3% compared with third quarter 2007.
     Average prices for corrugated containers in fourth quarter 2007 were up 1% compared with fourth quarter 2006 and up 4% compared with third quarter 2007. The average cost of recycled fiber in fourth quarter 2007 was up 60% compared with fourth quarter 2006 and up 2% compared with third quarter 2007. Freight costs for fourth quarter 2007 were up $2 million compared with fourth quarter 2006 and up $1 million compared with third quarter 2007. Energy costs were up $2 million in fourth quarter 2007 compared with fourth quarter 2006 and up $5 million compared with third quarter 2007. Scheduled mill maintenance downtime during fourth quarter 2007 was approximately 18,000 tons.

Building Products

	4th Qtr.	4th Qtr.	3rd Qtr.	Year	Year
Segment Operating Income	2007	2006	2007	2007	2006
($ in Millions)	($15)	$28	($4)	$8	$221
     Building Products reported operating income of $8 million in 2007 compared with $221 million in 2006.
     Building Products operating income declined in fourth quarter 2007 compared with fourth quarter 2006 as a result of lower pricing for all products and lower shipments of particleboard and gypsum. Operating income for fourth quarter 2007 declined compared with third quarter 2007 primarily due to lower gypsum pricing and volumes and lower lumber pricing.
     Average lumber prices in fourth quarter 2007 were down 5% compared with fourth quarter 2006 and down 10% compared with third quarter 2007. Gypsum prices were down 39% compared with fourth quarter 2006 and down 10% compared with third quarter 2007. Particleboard prices were down 8% compared with fourth quarter 2006 and down 1% compared with third quarter 2007.
     Shipments of lumber in fourth quarter 2007 were up 5% compared with fourth quarter 2006, but down 8% compared with third quarter 2007. Gypsum shipments were down 29% compared with fourth quarter 2006 and down 15% compared with third quarter 2007. Particleboard shipments in fourth quarter 2007 were down 7% compared with fourth quarter 2006 and down 8% compared with third quarter 2007.
Timber and Timberlands

	4th Qtr.	4th Qtr.	3rd Qtr.	Year	Year
Segment Operating Income	2007	2006	2007	2007	2006
($ in Millions)	$12	$14	$18	$65	$63
     Timber and Timberlands earned $12 million for fourth quarter 2007 including recognition of a previously deferred gain of $5 million. As previously announced, the timberlands were sold on October 31, 2007. As a result, this segment will have no future operations or income.
Comments
     Doyle R. Simons, chairman and chief executive officer of Temple-Inland Inc. said, “2007 was an historic year for Temple-Inland as we announced and completed a transformation plan to maximize shareholder value by separating Temple-Inland into three, focused, stand-alone public companies, selling our strategic timberlands and returning a majority of the proceeds to shareholders. Going forward, Temple-Inland is committed to maximizing return on investment and profitably growing our business.

     “Corrugated Packaging results improved both in fourth quarter 2007 and full year 2007. During 2007, our mill system achieved record production and continued to focus on lowering costs. In our box plants, we improved asset utilization in 2007 and will further improve asset utilization in 2008. Our 2007 box shipments were up 1.3% on a per work day basis compared with 2006, while industry shipments were down 2.1% during this same period. For 2007, we generated $37 million in business improvement, and we expect to generate an additional $63 million in business improvement through 2009 by focusing on manufacturing and sales excellence within our box plant and mill systems.
     “Building Products pricing and demand were adversely affected by deteriorating housing markets in 2007. We are focused on lowering costs and matching our production to our demand. We expect 2008 to be difficult for our building products business.”
     Temple-Inland will host a conference call on February 6, 2008 at 9:00 am EST to discuss results of fourth quarter and full year 2007. The meeting may be accessed through webcast or by conference call. The webcast may be accessed through Temple-Inland’s Internet site at www.templeinland.com. To access the conference call, listeners calling from the United States should dial 1-800-901-5217 at least 15 minutes prior to the start of the meeting. Those wishing to access the call from outside the United States should dial 1-617-786-2964. The password is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in the United States and at 1-617-801-6888 outside the United States. The password for the replay is 64157821.
     Temple-Inland Inc. is a manufacturing company focused on corrugated packaging and building products. The fully integrated corrugated packaging operation consists of 5 linerboard mills and 1 corrugated medium mill, which produce 3.5 million tons of containerboard each year, and 64 converting facilities which produce 3.6 million tons of corrugated packaging per year. The building products operation manufactures a diverse line of building products for new home construction, commercial and repair and remodeling markets. Temple-Inland’s address on the World Wide Web is www.templeinland.com.
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including the costs of raw materials, purchased energy, and freight; demand for new housing; accuracy of accounting assumptions related to impaired assets, pension and postretirement costs, and contingency reserves; competitive actions by other companies; changes in laws or regulations; our ability to execute certain strategic and business improvement initiatives; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release. This release includes non-GAAP financial measures. The required reconciliations to GAAP financial measures are located in this release.

TEMPLE-INLAND INC. AND SUBSIDIARIES
UNAUDITED
Business Segments

	Fourth Quarter		For the Year
	2007	2006	2007	2006
	(In millions, except per share)
Revenues
Corrugated packaging	$756	$752	$3,044	$2,977
Building products	164	230	806	1,119
Timber and timberlands	17	19	76	89

Total revenues	$937	$1,001	$3,926	$4,185

Income
Corrugated packaging	$75	$72	$287	$255
Building products	(15)	28	8	221
Timber and timberlands	12	14	65	63

Total segment operating income	72	114	360	539
Expenses not allocated to segments:
General and administrative	(25)	(30)	(100)	(107)
Share-based compensation	––	(12)	(34)	(38)
Other operating income (expense)	1,881	35	1,865	26
Other non-operating income (expense)	(36)	––	(35)	93
Interest income on financial assets of special purpose entities(a)	19	––	19	––
Interest expense on nonrecourse financial liabilities of special purpose entities(a)	(9)	––	(9)	––
Interest expense on debt	(25)	(29)	(111)	(123)

Income before taxes	1,877	78	1,955	390
Income tax (expense) benefit	(719)	(17)	(753)	(103)

Income from continuing operations	1,158	61	1,202	287
Discontinued operations	7	42	103	181

Net income	$1,165	$103	$1,305	$468

Diluted earnings per share:
Income from continuing operations	$10.69	$0.57	$11.12	$2.59
Discontinued operations	0.07	0.39	0.96	1.63

Net income	$10.76	$0.96	$12.08	$4.22

Average diluted shares outstanding	108.2	107.8	108.1	110.8

(a)	In October 2007, we received $2.38 billion in notes from the sale of our timberlands which we later contributed to two wholly-owned, bankruptcy-remote special purpose entities. In December 2007, the special purpose entities pledged the notes as collateral for a $2.14 billion nonrecourse loans payable in 2027. Both the notes and the borrowings require quarterly interest payments based on variable interest rates that reset quarterly. We include these two special purpose entities in our consolidated financial statements.

Calculation of Non-GAAP Financial Measures

	Fourth Quarter		For the Year
	2007	2006	2007	2006
	(In millions, except per share)
Net income determined in accordance with GAAP	$1,165	$103	$1,305	$468

Special items, after-tax:
Transformation plan:
Gain on sale of timberland	(1,265)	––	(1,265)	––
Transformation costs (advisory and legal fees, change of control and employee related)	39	––	48	––
Charges related to early repayment of debt	25	––	25	––
Discontinued operations	(7)	(42)	(103)	(181)

	(1,208)	(42)	(1,295)	(181)

Other:
Closure and sale of converting and production facilities and sale of non-strategic assets	39	5	34	8
Litigation and other	30	1	39	3
Tax litigation and other settlements	––	––	––	(87)
Softwood Lumber Agreement	––	(27)	––	(27)
One-time tax benefit	––	(4)	(3)	(4)

	69	(25)	70	(107)

Total special items, after-tax	(1,139)	(67)	(1,225)	(288)

Net income, excluding special items, as defined	$26	$36	$80	$180

Net income, per diluted share, determined in accordance with GAAP	$10.76	$0.96	$12.08	$4.22

Special items, after-tax, per diluted share:
Transformation plan:
Gain on sale of timberland	(11.69)	––	(11.69)	––
Transformation costs (advisory and legal fees, change of control and employee related)	0.36	––	0.44	––
Charges related to early repayment of debt	0.23	––	0.23	––
Discontinued operations	(0.07)	(0.39)	(0.96)	(1.63)

	(11.17)	(0.39)	(11.98)	(1.63)

Other:
Closure and sale of converting and production facilities and sale of non-strategic assets	0.36	0.05	0.31	0.08
Litigation and other	0.28	0.01	0.36	0.03
Tax litigation and other settlements	––	––	––	(0.78)
Softwood Lumber Agreement	––	(0.25)	––	(0.25)
One-time tax benefit	––	(0.04)	(0.03)	(0.04)

	0.64	(0.23)	0.64	(0.96)

Total special items, after-tax	(10.53)	(0.62)	(11.34)	(2.59)

Net income, per diluted share, excluding special items, as defined	$0.23	$0.34	$0.74	$1.63

Average diluted shares outstanding	108.2	107.8	108.1	110.8

TEMPLE-INLAND INC. AND SUBSIDIARIES
UNAUDITED
     Revenues and unit sales, excluding joint venture operations follows:

	Fourth Quarter		For the Year
	2007	2006	2007	2006
	(Dollars in millions)
Revenues
Corrugated Packaging
Corrugated packaging	$727	$693	$2,905	$2,841
Linerboard	29	59	139	136

Total Corrugated Packaging	$756	$752	$3,044	$2,977

Building Products
Pine lumber	$54	$54	$244	$278
Particleboard	38	45	181	214
Gypsum wallboard	39	90	228	420
Medium density fiberboard	13	13	62	65
Fiberboard	11	13	52	72
Other	9	15	39	70

Total Building Products	$164	$230	$806	$1,119

Timber and Timberlands
Fiber and other	$17	$19	$76	$89

Unit sales
Corrugated Packaging
Corrugated packaging, thousands of tons	816	789	3,351	3,371
Linerboard, thousands of tons	60	133	303	310

Total, thousands of tons	876	922	3,654	3,681

Building Products
Pine lumber, mbf	198	188	838	829
Particleboard, msf	110	118	506	609
Gypsum wallboard, msf	311	437	1,475	1,990
Medium density fiberboard, msf	29	27	135	142
Fiberboard, msf	60	65	288	362

SUPPLEMENTAL RECAST FINANCIAL INFORMATION
Following are our quarterly earnings for 2007 recast to reflect Forestar and Guaranty as discontinued operations:
TEMPLE-INLAND INC. AND SUBSIDIARIES
UNAUDITED
Business Segments

	2007
	Q1	Q2	Q3	Q4
	(In millions, except per share)
Revenues
Corrugated packaging	$761	$779	$748	$756
Building products	223	224	195	164
Timber and timberlands	19	20	20	17

Total revenues	$1,003	$1,023	$963	$937

Income
Corrugated packaging	$64	$78	$70	$75
Building products	16	11	(4)	(15)
Timber and timberlands	19	16	18	12

Total segment operating income	99	105	84	72
Expenses not allocated to segments:
General and administrative	(25)	(27)	(23)	(25)
Share-based compensation	(19)	(13)	(2)	––
Other operating income (expense)	(14)	4	(6)	1,881
Other non-operating income (expense)	––	1	––	(36)
Interest income on financial assets of special purpose entities(a)	––	––	––	19
Interest expense on nonrecourse financial liabilities of special purpose entities(a)	––	––	––	(9)
Interest expense on debt	(29)	(28)	(29)	(25)

Income before taxes	12	42	24	1,877
Income tax (expense) benefit	(5)	(16)	(13)	(719)

Income from continuing operations	7	26	11	1,158
Discontinued operations	31	40	25	7

Net income	$38	$66	$36	$1,165

Diluted earnings per share:
Income from continuing operations	$0.07	$0.24	$0.11	$10.69
Discontinued operations	0.28	0.38	0.22	0.07

Net income	$0.35	$0.62	$0.33	$10.76

Average diluted shares outstanding	107.7	108.1	107.8	108.2

(a)	In October 2007, we received $2.38 billion in notes from the sale of our timberlands which we later contributed to two wholly-owned, bankruptcy-remote special purpose entities. In December 2007, the special purpose entities pledged the notes as collateral for a $2.14 billion nonrecourse loan payable in 2027. Both the notes and the borrowings require quarterly interest payments based on variable interest rates that reset quarterly. We include these two special purpose entities in our consolidated financial statements.

Calculation of Non-GAAP Financial Measures (2007 Recast Financial Information)

	2007
	Q1	Q2	Q3	Q4
	(In millions, except per share)
Net income determined in accordance with GAAP	$38	$66	$36	$1,165

Special items, after-tax:
Transformation plan:
Gain on sale of timberland	––	––	––	(1,265)
Transformation costs (advisory and legal fees, change of control and employee related)	3	2	4	39
Charges related to early repayment of debt	––	––	––	25
Discontinued operations	(31)	(40)	(25)	(7)

	(28)	(38)	(21)	(1,208)

Other:
Closure and sale of converting and production facilities and sale of non-strategic assets	––	(5)	––	39
Litigation and other	6	––	3	30
One-time tax benefit	––	(3)	––	––

	6	(8)	3	69

Total special items, after-tax	(22)	(46)	(18)	(1,139)

Net income, excluding special items, as defined	$16	$20	$18	$26

Net income, per diluted share, determined in accordance with GAAP	$0.35	$0.62	$0.33	$10.76

Special items, after-tax, per diluted share:
Transformation plan:
Gain on sale of timberland	––	––	––	(11.69)
Transformation costs (advisory and legal fees, change of control and employee related)	0.02	0.02	0.04	0.36
Charges related to early repayment of debt	––	––	––	0.23
Discontinued operations	(0.28)	(0.38)	(0.22)	(0.07)

	(0.26)	(0.36)	(0.18)	(11.17)

Other:
Closure and sale of converting and production facilities and sale of non-strategic assets	––	(0.05)	––	0.36
Litigation and other	0.06	––	0.02	0.28
One-time tax benefit	––	(0.03)	––	––

	0.06	(0.08)	0.02	0.64

Total special items, after-tax	(0.20)	(0.44)	(0.16)	(10.53)

Net income, per diluted share, excluding special items as defined	$0.15	$0.18	$0.17	$0.23

Average diluted shares outstanding	107.7	108.1	107.8	108.2

Non-GAAP Financial Measures
     Included in the information provided above are references to net income excluding special items and net income per diluted share excluding special items. These are non-GAAP financial measures that we believe are important measures for us and investors because they allow useful and consistent comparisons of on-going operations by excluding gains and losses that we believe are not indicative of our ongoing operating results.
     We define special items to include discontinued operations, effects of accounting changes, and other items such as gains or losses on sales of non-strategic assets; asset impairments; and unusual income, expenses, and tax benefits or charges. The most comparable GAAP measures are net income and net income per diluted share.
     Despite their importance to us, net income excluding special items and net income per diluted share excluding special items are non-GAAP financial measures that have no standardized definitions and as a result may not be comparable with other companies’ measures using the same or similar terms. This lack of comparability may limit the usefulness of these measures to us and investors. There may be other limits in the usefulness of these measures to investors. As a result, we encourage you to read our financial information in its entirety and not to rely on any single financial measure.